Rule 424 (b) (3)
Registration No. 333-84192

AMENDMENT
PRICING SUPPLEMENT NO. 3162a DATED October ~~17~~ 22, 2002
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$1,500,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	~~10/22/2002~~ 10/25/2002
Maturity Date:	10/15/2004
Interest Rate:	~~3.99~~ 4.08% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate of $16,555,443,000 Series C have been issued.